Securities Purchase Agreement

     This Securities Purchase Agreement (this "Agreement"), dated as of January 4, 2000 is entered into by and between Wilmington Securities, Inc., with an address at 824 Market Street, Suite 900, Wilmington, Delaware, 19801 (the "Purchaser"), and, Superconductor Technologies Inc. with an address at 460 Ward Drive, Santa Barbara, California 93111 (the "Company").

R E C I T A L S

     A. The Company intends to offer for sale in an offering (the "Offering") registered under the Securities Act of 1933, as amended (the "Securities Act") to one or more persons, in the aggregate, not more than two million four hundred and seventy-three thousand, seven hundred and one (2,473,701) shares of the Company's common stock, par value of $.001 per share (the "Common Stock").

     B. To effect the Offering, the Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act a registration statement on Form S-2 (Commission File No. 333-94053) (including all amendments, exhibits thereto and all information and documents incorporated by reference therein, the "Registration Statement") and filed with the Commission a proxy statement on Schedule 14A and related materials (collectively the "Proxy Materials") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     C. The Purchaser and certain other parties (the "Other Purchasers") desire to purchase all of the Common Stock being offered in the Offering pursuant to this Agreement and other securities purchase agreements on the same terms (the "Securities Purchase Agreements").

     D. The State of Wisconsin Investment Board, an independent state agency organized under the laws of Wisconsin, with an address at 121 E. Wilson Street, 2nd Floor, Madison, Wisconsin 53707-7842, Attn: Investment Director, Small Cap Stocks (the "Purchaser") has offered to purchase in the Offering, 2,319,855 shares of fully registered Common Stock.

     E. The Purchaser hereby offers, subject to the terms hereof, to purchase in the Offering 153,846 shares (the "Shares") of fully registered Common Stock that have an aggregate fair market value equal to five hundred thousand dollars ($500,000) at the Per Share Purchase Price defined below.

A G R E E M E N T

     Now Therefore, in consideration of the premises and of the mutual promises of the Company and the Purchaser set forth below in this Agreement, the Company and the Purchaser hereby agree as follows:

     1. Purchase and Sale of Shares. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Company agrees to issue and sell the Shares to the Purchaser on the Closing Date (as herein defined) at a per share purchase price equal to $3.25 (the "Per Share Purchase Price") for an aggregate purchase price for all of the Shares of $500,000 (the "Purchase Price"). The Company also agrees to pay to Purchaser, in cash, all interest accrued to the Closing Date but not yet paid on the loan in the amount of $500,000, made to the Company by Purchaser on December 1, 1999, such interest to be calculated at an annual interest rate of 8% as agreed by the Company and the Purchaser at the time the loan was made.

     Notwithstanding the foregoing, in the event that the Company sells any shares (or securities that may be converted into or exchanged for shares) of Common Stock in an original issuance (not shares traded on Nasdaq in the aftermarket) for less per share than the Per Share Purchase Price at any time during the sixty-day (60-day) period commencing on the Closing Date (except for shares issued pursuant to (a) stock options, (b) purchases by the Company of outstanding existing stock options, and (c) warrants outstanding as of the date hereof) the Company shall have the obligation to promptly notify and pay the Purchaser (x) the aggregate difference between (i) the per share price of the Shares and (ii) the per share price of such additional shares of the Company's Common Stock (or securities that may be converted into or exchanged for shares of Common Stock) so sold, (y) multiplied by the number of Shares purchased hereunder, at the Company's option, in either cash or additional shares of the Company's Common Stock. If the Company elects to pay in Common Stock, the Common Stock shall be valued at the price at which the Company sells any such shares (or securities that may converted into or exchanged for shares) of Common Stock and will be payable within five (5) trading days of such other date.

     2.     Closing.   The closing of the purchase and sale of the Shares (the
"Offering") shall take place at the same time as the closing of the purchase and sale of the shares of Common Stock purchased by the Other Purchasers pursuant to the Securities Purchase Agreements, on the first business day following the satisfaction of the conditions set forth in paragraph 6 below, as coordinated by the parties, or on such other date or at such other time and place as the Company and the Purchaser may agree upon (such time and date of the closing being referred to herein as the "Closing Date"). Upon cancellation of indebtedness owed by the Company to the Purchaser, in the amount of the Purchase Price, the Company will promptly cause its transfer agent to deliver to the Purchaser certificates representing the shares of Common Stock in such denominations and registered in such names as the Purchaser shall have requested not less than two business days prior to the Closing Date. The Company shall provide facsimile copies of the certificates to the Purchaser on the Closing Date.

     3.     Registered Offering.

     (a) On or before the Closing Date, the Registration Statement will be declared effective by the Commission under the Securities Act and include the registration of the original issuance of the Shares of Common Stock purchased by the Purchaser pursuant to this Agreement.

     (b) If not completed on or prior to the Closing Date, then promptly after the Closing Date, the Company shall take all requisite action to list the Shares for trading on Nasdaq.

     4.     Representations, Warranties and Covenants of the Company.   The
Company represents and warrants, as of the date hereof and as of the Closing Date, and covenants as follows:

     (a) no consent, approval, authorization or order of any court, government agency or body or arbitrator having jurisdiction over the Company or any of the Company's affiliates is required for the execution of this Agreement or the sale of the Shares to the Purchaser;

     (b) neither the sale of the Shares nor the performance of the Company's other obligations pursuant to this Agreement will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the given of notice or the lapse of time or both, would constitute a default or trigger any right of a third party to acquire equity interest in the Company or cause mandatory adjustment of the price at which an outstanding security of the Company is convertible into Common Stock) under (i) the Certificate of Incorporation or the Bylaws of the Company; (ii) any decree, judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of the Company's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Company (other than the federal securities laws, representations and warranties with respect to which are made by the Company, or the requirements of Nasdaq, except that stockholder approval is required and will be obtained pursuant to the Company's Proxy Materials to be dated prior to the Closing Date and the consent solicitation of the Company's stockholders to be effected as promptly as practicable, but in all events prior to the Closing Date); or
(iv) the terms of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Company is bound or to which any property of the Company is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Company;

     (c) the Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder (subject to the stockholders consent referred to in paragraph 4(b) above) and will use the proceeds of sale for general corporate purposes;

     (d) the Company has duly authorized the issuance of the Shares and, when issued and delivered to and paid for by the Purchaser in accordance with the terms hereof, the Common Stock will be duly and validly issued, fully paid and non-assessable and will not constitute "restricted securities" within the meaning of Rule 144(a)(3) promulgated under the Securities Act;

     (e) the Company's Prospectus included in the Company's Registration Statement; the Company's Annual Report on Form 10-K for its Fiscal Year Ended December 31, 1998; the Company's proxy statement dated April 30, 1999 for its Annual Meeting held on June 2, 1999 the Company's proxy statement dated July 16, 1999 for its Special Meeting held on August 6, 1999; the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, 1999, July 3, 1999, and October 2, 1999, each as amended (collectively, the "Disclosure Documents") have been delivered to Purchaser and, as of the date of each such respective document included therein and when considered as of today together and with this Agreement, such Disclosure Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made with respect to the Company;

     (f) the Company's Financial Statements for the year ended December 31, 1998, as amended, included in the Disclosure Documents comply in all material respects with the applicable requirements of the Exchange Act, and have been prepared, and fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and its subsidiaries at the respective dates and for the respective periods indicated, in accordance with generally accepted accounting principles consistently applied throughout such periods (except as noted therein);

     (g) except as set forth in the Disclosure Documents or pursuant to this Agreement, since October 2, 1999, (i) the Company has not incurred any material liabilities, direct or contingent, except (A) in the ordinary course of business and (B) additional borrowings under debt instruments under which the Company had borrowed approximately $2,960,799 as of December 15, 1999, and
(ii) there has been no material adverse change in the properties, business, results of operations or financial condition of the Company;

     (h) as of December 15, 1999 (and without giving effect to the sale of Shares hereunder, under the other Securities Purchase Agreements or upon conversion of outstanding preferred stock), the Company had a total of 7,739,068 shares of Common Stock issued and outstanding; approximately 1,178,735 shares of Common Stock were subject to outstanding options granted under the Company's 1988 Stock Option Plan; approximately 188,460 shares of Common Stock were subject to outstanding options granted under the Company's 1992 Stock Option Plan; approximately 132,000 shares of Common stock were subject to outstanding options granted under the Company's 1992 Directors' Stock Option Plan; approximately 243,098 shares of Common Stock were subject to outstanding options under the Company's 1998 Stock Option Plan; approximately 146,200 shares of Common Stock were subject to outstanding options under the Company's 1999 Stock Option Plan; approximately 1,888,493 shares of Common Stock were reserved for issuance under the Company's five stock option plans and 1,037,355 shares were reserved for issuance pursuant to exercise of outstanding and vested Warrants, and there will be no changes in these numbers prior to the Closing Date, except as a result of shares issued in connection with the conversion or exchange of any securities of the Company, warrants issued or to be issued in connection with the conversion of outstanding preferred stock or stock options granted under or shares issued under any existing stock option plan or other existing employee bonus or existing incentive plan of the Company or warrants to be vested in conjunction with the Company's agreement with United States Cellular Corporation and as a result of warrants granted in conjunction with bridge loans issued after December 15, 1999, and prior to closing;

     (i) none of the Company's outstanding preferred stock constitutes stock, the effect of which is to nullify, restrict or disparately reduce the per share voting rights of holders of Common Stock within the meaning of Nasdaq Marketplace Rule 4460(j), and the Company will not issue any such securities without the approval of the owners of a majority of the Common Stock; and

     (j) the Company will use its commercially reasonable best efforts to cause the number of shares of Common Stock issuable upon exercise of employee stock options, whether outstanding or issuable under existing stock potion plans, not to exceed fifteen percent (15%) of the shares of Common Stock outstanding from time to time.

     5. Representations and Warranties of the Purchaser. The Purchaser represents and warrants, as of the date hereof and as of the Closing Date, as follows:

     (a) no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Purchaser is required for the execution of this Agreement or the purchase of the Shares by the Purchaser;

     (b) neither the purchase of the Shares nor the performance of the Purchaser's other obligations pursuant to this Agreement will violate, conflict with, result in a breach of, or constitute a default under (i) the charter documents of the Purchaser, (ii) any decree, judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Purchaser or any of the Purchaser's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Purchaser; or (iv) the term of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Purchaser is bound or to which any property of the Purchaser is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Purchaser;

     (c) the Purchaser has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

     (d) the Purchaser has not purchased or sold, directly or indirectly, shares of Common Stock except pursuant to (i) this Agreement, and (ii) Purchaser's agreement to convert, conditioned on consummation of the Offering, its holdings of the Company's preferred stock, series A-2, series A-3, and series C into an aggregate of 2,458,491 shares of Common Stock in exchange for the issuance of warrants to purchase 250,000 shares of Common Stock; and

     (e) the Purchaser is acquiring the Shares in the ordinary course of the Purchaser's business from the Company for investment for its own account, and not with a view to distribution, and the Purchaser has no arrangement with any person to participate in the distribution of the Shares, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. The Purchaser acknowledges that the structure of this transaction is predicated in part on the representations hereby made to the Company by the Purchaser set forth in the first sentence of this paragraph 5(e).

     6. Conditions of Closing. The obligations of each party hereunder shall be subject to:

     (a) The accuracy in all material respects of the representations and warranties of the other party hereto as of the date hereof and as of the Closing Date, as if such representations and warranties had been made again on and as of the Closing Date;

     (b) The performance in all material respects by the other party of its obligations hereunder which must be performed prior to the Closing Date;

     (c) The Company shall have amended its bylaws to provide that effective on the Closing Date, the Company, without the approval of the owners of a majority of the Common Stock, shall not grant any stock options at less than the closing market price on the date of grant or reduce the price of any options which either were granted as a non-qualified stock option grant to an incoming employee or vendor or were granted under any of the Company's existing or future stock option plans, provided, however, that the foregoing shall not preclude the Company from issuing new, lower priced options issued from a stock option plan to persons holding higher priced options from such plan or any other plan, provided, however, that if such new lower priced options are granted in exchange for such higher priced options, the shares covered by such higher priced options shall be canceled or surrendered and not available for re-grant under such stock option plan.

     (d) The Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued;
     (e) The stockholder approval referred to in paragraph 4(b) above shall have been obtained;

     (f) The sale of shares of Common Stock to the Other Purchasers shall have concurrently closed on the same terms as those provided with respect to the Shares;

     (g) There shall not have been any material adverse change in the assets, liabilities, financial condition, prospects or operations of the Company, and no other event or condition shall have occurred or have been brought to the attention of the Company that would materially and adversely affect the assets, liabilities, financial condition, prospects or operations of the Company, in either case since the date hereof;

     (h) The Purchaser shall have received the legal opinion of Nida & Maloney, LLP, counsel to the Company, in the form set forth in Exhibit A hereto, with such changes thereto as may be agreed upon by the Purchaser and such counsel; and

     (i) The Purchaser shall have concurrently converted its holdings of the Company's preferred stock, series A-2, series A-3, and series C into an aggregate of 2,458,491 shares of Common Stock in exchange for the issuance of warrants to purchase 250,000 shares of Common Stock of the Company, pursuant to a warrant substantially in the form set forth in Exhibit B hereto.

     (j) The Closing Date shall have occurred on or before February 16, 2000.

     7.     Indemnification.

     (a) The Company agrees to indemnify and hold harmless the Purchaser, each person, if any, who controls the Purchaser within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Purchaser and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach of other violation of any representation, warranty, covenant or undertaking by the Company contained in this Agreement, and the Company will reimburse the Purchaser for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

     (b) The Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Company and of any such controlling person against any and all losses, liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation or alleged violation of any representation, warranty, covenant or undertaking by the Purchaser contained in this Agreement, and the Purchaser will reimburse the Company for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

     8.     Agreement.   The Purchaser shall, and shall cause such of its
affiliates, to vote all shares of voting capital stock of the Company owned by them to be voted on the matters referred in paragraph 4(b) above in accordance with the recommendations of the Company's Board of Directors.
     9.     Survival of Representations and Warranties.   The respective
agreements, representations, warranties, indemnities and other statements made by or on behalf of each party hereto pursuant to this Agreement, as of the date they were made, shall unless otherwise specified, survive until the third anniversary of the Closing date and shall expire thereafter.

     10.     Miscellaneous.

     (a) This Agreement may be executed in one or more counterparts and such counterparts shall constitute but one and the same agreement and authorized signatures may be evidenced to the other party by facsimile copies thereof, provided that the originally signed signature page of any party is provided to the other party within two business days after the original execution.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement shall not be assignable by any party thereto without the prior written consent of the other party and no other person shall have any right or obligation hereunder. Without limiting the foregoing, the rights of Purchaser set forth in Paragraph 3 shall not be transferable to subsequent purchasers of the Shares. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

     (c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter.

     (d) If within 60 days of the Closing Date hereof the Company enters into or is a party to any agreement to issue additional equity securities (or securities convertible or exchangeable therefor), the Company shall promptly provide notice of such agreement to the Purchaser, together with a copy of such agreement.

     11. Governing Law. This Agreement shall be governed by the internal laws of the State of California.

[Signature page follows]
           In Witness Whereof, the parties have entered into this Agreement as of the date first set forth above.

     SUPERCONDUCTOR TECHNOLOGIES INC.



                         By: __________________________________
                                    M. Peter Thomas
                              President and Chief Executive Officer


                         WILMINGTON SECURITIES, INC.


                         By:__________________________________
                         Its:__________________________________
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EXHIBIT A




February ___, 2000


Wilmington Securities, Inc.
824 Market Street, Suite 900
Wilmington, Delaware  19801

     Re:     Superconductor Technologies Inc.

Ladies and Gentlemen:

     Reference is made to the Securities Purchase Agreement dated as of January 4, 2000 (the "Agreement"), complete with all listed exhibits thereto, by and between Superconductor Technologies Incorporated, a Delaware corporation (the "Company"), and Wilmington Securities, Inc. (the "Purchaser"), which provides for the issuance by the Company to you of the number of shares of Common Stock of the Company (the "Shares") set forth in the Agreement. This opinion is rendered to you pursuant to Section 6(g) of the Agreement, and all terms used herein have the meanings defined for them in the Agreement unless otherwise defined herein.

     We have acted as counsel for the Company in connection with the negotiation of the Agreement, the preparation of and filing of the Company's Registration Statement on Form S-2, as amended (said Registration Statement in the form in which it was declared effective by the Securities and Exchange Commission on February __, 2000 being hereinafter referred to as the "Registration Statement") and the related Prospectus dated February __, 2000 in the form in which it was filed pursuant to Rule 424(b) and 430A under the Securities Act of 1933, as amended (the "Securities Act") (hereinafter referred to as the "Final Prospectus"), and the issuance of the Shares. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion. In addition, we have examined, among other things, originals or copies of such corporate records of the Company, certificates of public officials and such other documents and quotations of law that we have considered necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an examination of documents made available to us by the Company, and after inquiries of officers of the Company, but without any further independent factual investigation, we find no reasons to believe that the opinions expressed herein are factually
Wilmington Securities, Inc.
February __, 2000
Page 2

incorrect. Further, the expression "to our knowledge" with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference should be drawn from our representation of the Company or the rendering of the opinion set forth below.

     For purposes of this opinion, we are assuming that you have all requisite power and authority, and have taken any and all necessary administrative action, to execute and deliver the Agreement, and we are assuming that the representations and warranties made by you in the Agreement and pursuant thereto are true and correct. We are also assuming that you have purchased the Shares for value, in good faith and without notice of any adverse claims within the meaning of the California Uniform Commercial Code.

     The opinions hereinafter expressed are subject to the following qualifications:

     (a) We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

     (b) We express no opinion as to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

     (c) We express no opinion as to compliance with applicable anti-fraud provisions of federal or state securities laws; and

     (d) We are members of the Bar of the State of California and, except as set forth in paragraph 5 below with respect to the securities laws of other states, we are not expressing any opinion as to any matter relating to the laws of any jurisdiction other than applicable federal laws of the United States of America, the laws of the State of California, the Delaware General Corporation Law and the Wisconsin Uniform Securities Law. To the extent this opinion addresses applicable securities laws of states other than the State of California, we have not retained nor relied on the opinion of counsel admitted to the bar of such states, but rather have relied on compilations of the securities laws of such states contained in reporting services presently available to us.

     Based upon and subject to the foregoing, and except as set forth in the Disclosure Documents delivered with the Agreement, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power to own and operate its properties and assets, and to carry
Wilmington Securities, Inc.
February __, 2000
Page 3

on its business as presently conducted. The Company is qualified to do business as a foreign corporation in the State of California.

     2. The Company has all requisite legal and corporate power to execute and deliver the Agreement, to sell and issue the Shares pursuant to the Agreement and to carry out and perform its obligations under the terms of the Agreement. The Shares issued under the Agreement are validly issued, fully paid and nonassessable and free of any liens or encumbrances created by the Company and free of any preemptive or similar rights contained in the Certificate of Incorporation or Bylaws of the Company. The Shares are not restricted securities under Rule 144(a)(3).

     3. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution and delivery of the Agreement by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of the Company's obligations under the Agreement has been taken. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4. To our knowledge, the Company is not in violation of any term of its Certificate of Incorporation or Bylaws. The execution, delivery and performance of and compliance with the terms of the Agreement, and the issuance of the Shares do not violate any provision of the Certificate of Incorporation or Bylaws.

     5. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreement, or the Company's offer, sale or issuance of the Shares or the consummation of any other transaction by the Company contemplated thereby, except as has been obtained. Our opinion herein is subject to the timely and proper completion of any required filing of any supplement to the Final Prospectus pursuant to Rule 424(b) under the Securities Act in the manner and within the time period required by Rule 424(b). To our knowledge, as of the date hereof no supplement to the Final Prospectus is required to be filed pursuant to Rule 424(b).

     6. The Registration Statement has become effective under the Securities Act and, to our knowledge, no stop order proceedings with respect thereto have been instituted or are pending or threatened under the Securities Act and nothing has come to our attention to lead us to believe that such proceedings are contemplated.




Wilmington Securities, Inc.
February __, 2000
Page 4


     This opinion is furnished to you solely for your benefit in connection with the purchase of the Shares, and may not be relied upon, used, circulated, quoted or referred to, nor may copies be delivered to, any other person or entities or for any other purpose without our prior written consent.

                              Very truly yours,



                              Nida & Maloney, LLP
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EXHIBIT B

Form of Warrant
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No._____                                             Right to Purchase 250,000
February 9, 2000                                        Shares of Common Stock


Warrant

Superconductor Technologies Inc.

     This Certifies that, subject to the terms of this agreement, Wilmington Securities, Inc. (the "Warrantholder") is entitled to subscribe for and purchase from Superconductor Technologies Inc, a Delaware corporation (the "Company"), at the Warrant Price defined in Section 2 herein, Two Hundred Fifty Thousand (250,000) fully paid and non-assessable shares of the Company's Common Stock (the "Common Stock"), such price and such number of shares being subject to adjustment upon occurrence of the contingencies set forth in this Warrant.

     This Warrant is issued pursuant to an Securities Purchase Agreement dated as of January 4, 2000 between the Company and Warrantholder.

     Upon delivery of this Warrant (with the Notice of Exercise in the form attached hereto as Exhibit A), together with payment of the Warrant Price of the shares of Common Stock thereby purchased, at the principal office of the Company or at such other office or agency as the Company may designate by notice in writing to the holder hereof, the holder of this Warrant shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. All shares of Common Stock which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect thereto.

     This Warrant is subject to the following terms and conditions:

     1.   Term of Warrant.

     This Warrant may be exercised in whole or in part, at any time after
issuance and prior to    5:00 p.m., Eastern Standard Time, February 8, 2005.

     On February 8, 2005, this Warrant, to the extent not exercised, shall terminate.

     2. Warrant Price. The exercise price of this Warrant (the "Warrant Price") shall equal $3.575 per share.

     3.   Adjustment of Purchase Price and Number of Shares.

                The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time in accordance with the following provisions; provided that, no such adjustment shall be made if a corresponding adjustment is made pursuant to the Company's Amended and Restated Certificate of Incorporation.
                (a)   Reclassification, Consolidation or Merger.   In case of
any reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation, the Company, or such successor corporation, as the case may be, shall execute a new Warrant, providing that the holder of this Warrant shall have the right to exercise such new Warrant and procure upon such exercise in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by a holder of one share of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this subsection (a) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

                (b)   Subdivision or Combination of Shares.   If at any time
on or after the date of this Warrant the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares receivable upon exercise of the Warrant shall be proportionately increased; and, conversely, if at any time on or after the date of this Warrant the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased and the number of shares receivable upon exercise of the Warrant shall be proportionately decreased.

                (c) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

     4.   Notices.

                (a) Upon any adjustment of the Warrant Price and any increase or decrease in the number of shares of Common Stock purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within thirty (30) days thereafter, shall give written notice thereof to the registered holder of this Warrant (the "Notice"). The Notice shall be mailed to the address of such holder as shown on the books of the Company, and shall state the Warrant Price as adjusted and the increased or decreased number of shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

                (b) In the event that the Company shall propose at any time to effect a change of control, the Company shall send to the Warrantholder at least ten (10) days' prior written notice of the date when the same shall take place.

                (c) Each such written notice shall be given by first class mail, postage prepaid, addressed to the Warrantholder at the address as shown on the books of the Company for the Warrantholder.

             5.   Investment Letter.   Upon exercise or conversion of this
Warrant in accordance with the provisions hereof, the Warrantholder shall execute and deliver to the Company an investment letter in the form attached hereto as Exhibit B.

     6.   Restrictions on Transfer.   Certificates representing any of the
Common Stock acquired pursuant to the provisions of this Warrant shall have endorsed thereon legends substantially in the following form, as appropriate.

                (a) Unless such shares of Common Stock are received in a transaction registered under the Securities Act and qualified (if necessary) under applicable state securities laws:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT."

                (b) Any legend required to be placed thereon by any applicable state securities laws.

     7. Compliance with Act. The Warrantholder, by acceptance hereof, agrees that this Warrant and the Common Stock to be issued upon the exercise or conversion hereof are being acquired solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof and that it will not offer, sell or otherwise dispose of this Warrant or any of the Common Stock to be issued upon the exercise or conversion hereof except in accordance herewith and under circumstances which will not result in a violation of the Securities Act or of applicable state securities laws.

     8.   Miscellaneous.

                (a) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the holder or holders hereof and of the Common Stock issued or issuable upon the exercise hereof.

                (b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder of this Warrant, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.

                (c) Receipt of this Warrant by the holder hereof shall constitute acceptance of and agreement to the foregoing terms and conditions.

                (d) The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

                (e) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or distribution, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like date and tenor.

                (f) This Warrant shall be nontransferable, other than pursuant to a distribution without consideration of the Warrant by the Warrantholder to any of its partners or retired partners.

                (g) This Warrant or any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the party against which enforcement of the amendment, waiver, discharge or termination is sought. .

                (h)   This Warrant shall be governed by the laws of the State
of California.           In Witness Whereof, the Company has caused this Warrant
to be signed by its duly authorized officer.

Dated:   February 9, 2000                Superconductor Technologies Inc.


                                     By: _________________________
                                            M. Peter Thomas
                                            Chief Executive Officer




      Exhibit A

Notice of Exercise



To:      Superconductor Technologies Inc.

        1. The undersigned hereby elects to purchase ___________ shares of the Common Stock of Superconductor Technologies Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

        2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

_________________________
(Name)

_________________________
_________________________
(Address)

        3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares. In support thereof, the undersigned has executed the Investment Representation Statement attached hereto as Exhibit B.

                                                           Signature of
Warrantholder


                                              By:___________________________
                                   Name: ___________________
                                   Title: ____________________
                                   Date: ____________________

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Exhibit B

Superconductor Technologies Inc.

Warrant Exercise

Investment Representation Statement


               Purchaser:            ____________________________
               Company:            Superconductor Technologies Inc.
               Security:              Common Stock
               Number of Shares:     ____________________________
               Date:                _______________, ______

     In connection with the purchase of the above-listed Securities, I, the Purchaser, represent to the Company the following:

                (a) I am an accredited investor within the meaning of Rule 501 under the Securities Act of 1933, as amended (the "Securities Act") and have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Securities.

                (b) I am aware of the Company's business affairs and financial condition, and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. In making my decision to the acquire the Securities, I am not relying on representations of any officer, director, stockholder or agent of the Company. I am purchasing these Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act.

                (c) I further understand that the Securities must be held indefinitely unless registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Purchaser satisfactory to the Company or unless the Company receives a no-action letter from the Securities and Exchange Commission.

                (d) I am familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, among other things: (1) the resale occurring not less than one year after the later of the date the securities were sold by the Company or the date they were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two years, (2) the availability of certain public information about the Company, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934), and (4) the amount of securities being sold during any three month period not exceeding the specified limitations stated therein, if applicable.

                (e) I further understand that at the time I wish to sell the Securities there may be no public market upon which to make such a sale, and that, even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144, and that, in such event, I would be precluded from selling the Securities under Rule 144 even if the one-year minimum holding period had been satisfied.

                                         Signature of Purchaser:


                                            By:___________________________
                                   Name: __________________
                                   Title: ___________________
                                   Date: ___________________